SUB-ITEM 77Q3

AIM Select Real Estate Income

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 2/28/2009
File number: 811- 09913
Series No.:  10

72DD.  1 Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                       $2,400
       2 Dividends for a second class of open-end company shares
         (000's Omitted)
         Class B                       $   19
         Class C                       $   35
         Class Y                       $    1
         Institutional Class           $  306


73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
       1 Dividends from net investment income
         Class A                        0.1921
       2 Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class B                        0.1662
         Class C                        0.1665
         Class Y                        0.0906
         Institutional Class            0.2087


74U.   1 Number of shares outstanding (000's Omitted)
         Class A                        11,740
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                           103
         Class C                           257
         Class Y                           155
         Institutional Class             1,416


74V.   1 Net asset value per share (to nearest cent)
         Class A                        $ 4.39
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B                        $ 4.38
         Class C                        $ 4.38
         Class Y                        $ 4.38
         Institutional Class            $ 4.39